Exhibit 10.1

AMENDMENT TO AGREEMENT

This Amendment to the Unsecured Promissory Note, as of April 8, 2011, is made by and between Mr. William Plummer et al (hereinafter referred to as the “Maker”) and United eSystems, Inc. (”Debtor”) who hereby agree as follows:

WHEREAS, Maker and Debtor entered into an Unsecured Promissory Note (hereinafter the “Agreement”) dated as of August 22, 2008 (all capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement); and

WHEREAS, on the date of this Amendment the outstanding principal balance under the Agreement is $2,675,000, and is due and payable August 23, 2011; and

WHEREAS, the Maker and Debtor desire to amend the Agreement to modify certain terms and dates included in the original Agreement;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Debtor and Maker hereby mutually enter into this Amendment to the Agreement as follows:

1.
Maker agrees to accept 120,000 shares of the Debtor’s common stock, payable with execution of this Amendment, and shall credit the outstanding principal balance in the amount of $240,000, such that following the receipt of such common stock the outstanding principal balance shall then be $2,435,000.  Maker will allow Debtor to continue to make monthly interest payments computed on the then outstanding principal balance, and based upon interest computed at 10.6% per annum, commencing April 23, 2011.

2.
Maker agrees to extend the due date of the remaining outstanding principal balance of $2,435,000 to August 23, 2014, and shall allow the Debtor to continue making monthly payments of interest only, due and payable on the 23rd calendar day of each month, computed at 10.6% per annum, and based upon the then outstanding principal balance.  As consideration for the extension of payment terms and the interest rate stated herein, Maker agrees to accept 130,000 shares of the Debtor’s common stock, payable with execution of this Amendment.

3.	All payments under this Amendment may be made within five (5) business days of the due date without penalty or default.

4.	Debtor hereby certifies that:

a.	all of the representations and warranties contained in the Agreement are true and correct as of the date thereof;
b.	the Debtor is not in default under the Agreement;

c.	no event of default has occurred and is continuing;
d.	Debtor has not breached any covenant contained in the Agreement; and

e.	The Agreements are in full force and effect as of the date hereof.

5.	Except as set forth above, all of the remaining terms, provisions and conditions of the Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date first above written.

MAKER
William Plummer

By: /s/ William Plummer
Name: William Plummer
Title: Individual and on behalf of others

DEBTOR
UNITED ESYSTEMS, INC.

By: /s/ Walter Reid Green, Jr.
Name: Walter Reid Green, Jr.
Title: Chief Executive Officer